Exhibit 10.4

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement (the “Award Agreement”).
I.NOTICE OF RESTRICTED STOCK GRANT
Participant Name:
You have been granted the right to receive an Award of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:
Date of Grant:
Vesting Commencement Date:
Total Number of Shares Granted:
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:
____________________ of the Shares of Restricted Stock shall vest each quarter, beginning on the first day of the second calendar quarter immediately following the vesting commencement date, for the next ___________ consecutive calendar quarters so that the Restricted Stock shall be fully vested on the first calendar day of the _____________ consecutive calendar quarter following the vesting commencement date, subject to Participant continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.
Change in Control: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event a Change in Control occurs while Participant remains a service provider of the Company or a parent or subsidiary of the Company, the Shares of Restricted Stock (or, if applicable, the qualifying Replacement Award (as defined below)) shall vest in full (x) upon such Change in Control, if no qualifying Replacement Award is provided, or (y) upon a termination of the employment of Participant within two years following such Change in Control, if such termination is by the Company without Cause

(as defined in Participant’s Employment Agreement) or by Participant for Good Reason (as defined in Participant’s Employment Agreement). An award shall qualify as a Replacement Award if it satisfies the standards for substitution or assumption set forth in Section 15(c) of the Plan. For clarity, the Shares of Restricted Stock shall not automatically vest upon a Change in Control if a qualifying Replacement Award is provided therefor.
Death or Disability: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event of or upon Participant’s termination of service due to Death or Disability before all Shares of Restricted Stock have vested, then one hundred percent (100%) of the then unvested Shares of Restricted Stock shall vest upon Participant’s termination of service due to Death or Disability.

By Participant’s signature and the signature of the representative of RealPage, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.
PARTICIPANT:    REALPAGE, INC.

Signature        By

Print Name        Title

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1.Grant of Restricted Stock. In exchange for the promises and representations made by the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”), the Company hereby grants to the Participant under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of Shares of Restricted Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.    Escrow of Shares.
(a)    All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.
(b)    The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.
(c)    Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant's true and lawful attorney‑in‑fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.
(d)    The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
(e)    Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.
(f)    In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.
(g)    The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
3.    Vesting Schedule. Except as provided in Section 4 below and Section 14 of the Plan, and subject to Section 5 below, the Shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.
5.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Shares of Restricted Stock that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 5. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.

6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares, if any. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Sections 3 or 4 (or Section 14 of the Plan), Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. Except as provided in Section 2, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE

VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Participant Covenants.
a.    Non-Competition/Non-Interference with Customers and Licensees.
Participant hereby agrees that, during the term of employment and for a period of one (1) year thereafter (the “Restricted Period”) (other than on behalf of the Company or its affiliates), Participant shall not in any way directly or indirectly, perform work for or on behalf of a Competing Business that in any way relates to, or is similar to, the work Participant has performed for the Company. During the Restricted Period, Participant further agrees not to call upon, solicit, respond to, advise or otherwise do or attempt to do business with any then-existing or Past customer or licensee of the Company or any affiliate of the Company or solicit, induce, recruit or encourage any then-existing or Past customer or licensee of the Company or any affiliate to limit, curtail, or stop doing business with the Company or any affiliate, or to attempt to divert business directed by such parties to the Company or any affiliate to any other person or entity, or assist, cooperate or encourage any third party to do any of the foregoing. For purposes of this Section 12(a), the term "Past" customer or "Past" licensee shall refer to any former customer or licensee of the Company or any affiliate within one (1) year of their having ceased to be a customer or licensee of the Company or any affiliate. “Competing Business” specifically includes, but is not limited to the companies Yardi Systems, Inc., MRI Software, LLC and Property Solutions International, Inc., and is defined as the business of developing, designing, publishing, marketing, offering, licensing, maintaining or distributing databases or software applications, or providing services, that are competitive with products or services of the Company and are generally used for the purpose of managing or supporting the operation of, screening, leasing, pricing, promotion or maintenance of multi-tenant or single family housing facilities or the units at such facilities, storage facilities and related properties, call center/contact management or real estate or other market segments served from time-to-time by the Company’s business. Without limitation of the foregoing, multi-tenant real estate property management applications, data bases and services shall include software used in screening potential tenants, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, providing systems to control costs, providing energy management or convergent billing services and utility management services including, without limitation, infrastructure services, and producing, soliciting and/or assisting with the solicitation of insurance products or services or developing and providing other risk mitigation systems, or developing, marketing or selling single family or a multi-tenant vendor network solution, the provision of software applications, databases and other products and services for management and marketing for the senior living market, including without limitation, facilities for independent living, assisted living, CCRC, nursing home, hospice and palliative care, the provision of data center services, cloud services, or other similar shared computer resources or information technology services specifically designed for or marketed for use by owners or managers of real property and related facilities; provided, however, that under no circumstances shall accepting employment with a Past Customer constitute engaging in a “Competing Business.” “Company Confidential Information” shall mean all information, regardless of its form or format, about the Company, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in the Company’s business trade or industry and that is disclosed to or learned by Employee as a direct or indirect consequence of or through Employee’s employment with the Company, about the Company, its parents, subsidiaries or affiliates, including, without limitation, the Company’s technical knowledge and business operations, including, by way of illustration, the Company’s existing and contemplated products, trade secrets, formulas, patents, models, compilations, information relating to software programs, source codes or object codes, computer systems, computer systems analyses, testing results, flow charts and designs, product specifications and documentation, user documentation business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques, plans, strategies and information, customer lists, supplier and service lists, confidential information relating to the Company’s policy and/or business strategy, or any of its executives, clients, agents or suppliers, sales plans, sales records, sales literature, customer files, research and development projects or plans, sales or licensing terms and conditions, consulting sources, procedure or policy manuals, legal matters, financial statements, financing methods, financial projections, and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
b.    Non-Interference with Employees. Participant hereby agrees, during the Restricted Period, not to, either directly or indirectly, solicit, induce, recruit or encourage any employee of the Company or any affiliate to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or any affiliate, either for Participant or for any other person or entity, or otherwise hire as an employee or a consultant, for Participant or any other person or entity, any such employee of the Company or any affiliate.
c.    Non-Interference with Business Relationships. Participant hereby agrees, during the Restricted Period, that Participant shall not, directly or indirectly, take away or interfere with any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company or any affiliate has strategic relationships.
d.    Non-Disparagement. Participant hereby agrees, that during the Restricted Period, Participant shall not disparage either orally or in writing the Company or any affiliate, their products or services, or their officers, directors, or employees.
e.    Injunctive Relief. Participant recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 12 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 12 by Participant, or any attempted or threatened breach, Participant agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Participant and/or the business enterprise with which Participant may have become associated, from any court of competent jurisdiction.
f.    Reasonableness of Restrictions. Participant understands and acknowledges that Company would not have granted Restricted Stock to Participant without Participant’s agreement to comply with the covenants set forth in Section 12 hereof. Participant expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Award Agreement are reasonable as to scope, location, and duration and that the observation thereof will not cause Participant undue hardship or unreasonably interfere with Participant’s ability to earn a livelihood and practice Participant’s present skills and trades. Participant has consulted with legal counsel of Participant’s selection regarding the meaning of such covenants and restrictions, which have been explained to Participant’s satisfaction.
g.    Remedies. In the event of a breach of the covenants contained in Section 12 hereof, the periods provided in Section 12 shall be tolled (i.e., such periods shall not run during a breach of any of these covenants) during the time of such violation, and Participant agrees that the Company shall be entitled to and a court may order an extension of time of the Restricted Period commensurate with the period of Participant’s breach. In the event of such a breach, Participant further agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.
h.    Legal Construction. The parties hereto further agree that if at any time it shall be determined that the restrictions contained in Section 12 is unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Award Agreement for such period of time and within such area as may be determined to be reasonable by such court. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.

i.    Attorneys’ Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Section 12, the Company shall be entitled to recover reasonable attorneys’ fees from Participant, should Company prevail in whole or in part therein, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
13.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
14.    Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to Section 2 prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.
15.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
16.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock.
21.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
22.    Forfeiture Events. Participant acknowledges and agrees that, (a) if Participant’s status as a Service Provider terminates and Participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will (A) immediately forfeit any right the Shares of Restricted Stock issued under this Award Agreement, whether vested or unvested, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all Shares of Restricted Stock of the Company received by the Participant pursuant to this Award Agreement, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company —either directly or, at the Company’s discretion, through a payroll deduction from any amounts owed by the Company to Participant—a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any Shares of the Restricted Stock originally acquired by Participant pursuant to this Award of Restricted Stock. If a payroll deduction is insufficient to pay the Company the value of all such proceeds received by Participant, then Participant shall be required to make a cash payment to the Company in the amount of any deficiency.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company; (b) the breach of any of the covenants set forth in Section 12 above;

or (c) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company.
23.    Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Award of Restricted Stock is made and/or to be performed.